                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-44173

Prospectus Supplement dated July 24, 1998
(To Prospectus Supplement dated July 24, 1998, and Prospectus dated January 29, 1998)

[LOGO] Merrill Lynch

Protected Growth SM Investing
Pursuit of Growth, Protection of Principal

Merrill Lynch
EuroFund

MITTS(R)

Combining 100% Principal Protection
With Fund-Linked Participation

UPSIDE POTENTIAL: Based on the Performance of the EuroFund Index

Delivery of this brochure without an attached Prospectus and Prospectus Supplement which provides a description of the MITTS Securities and the issuer, including details on the risks associated with an investment in MITTS Securities, is not authorized.

Merrill Lynch EuroFund MITTS Features

The Merrill Lynch EuroFund Market Index Target-Term Securities SM (the "MITTS Securities") combine protection of principal with participation in the potential appreciation of an index based upon the performance of a mutual fund--the Merrill Lynch EuroFund. The MITTS Securities offered hereby are senior debt securities of Merrill Lynch & Co., Inc.

The Merrill Lynch EuroFund

The Merrill Lynch EuroFund ("EuroFund") is a mutual fund that seeks capital appreciation primarily through investment in equities of corporations domiciled in European countries. We have attached a prospectus for the shares of the EuroFund that provides more information about the EuroFund.

The EuroFund Index

The return on the MITTS Securities at maturity is indexed to the performance of the "EuroFund Index." The EuroFund Index will be calculated by the American Stock Exchange ("AMEX") and will measure the total return of Class B shares of the EuroFund, which reflects the change in price of Class B shares of the EuroFund plus a reinvestment of cash dividends and distributions on such shares, as reduced by an adjustment factor expected to be between 2.50% and 2.75% of the value of the EuroFund Index each year. The value of the EuroFund Index, as adjusted, will be published by the AMEX under the symbol "EFI."

These MITTS Securities Offer Investors:

 . Principal Protection: The principal amount of the MITTS Securities (i.e., $10 per unit) will be paid through the delivery of Class D Shares of the EuroFund to the investor at maturity.

 . Intermediate Term: The MITTS Securities will mature approximately 7H years from their date of issue.

 . Participation in the Potential Appreciation of the EuroFund Index: Investors will receive the percentage increase, if any, of the EuroFund Index as calculated and published by the AMEX under the symbol "EFI."

 . Senior Debt Securities: The MITTS Securities are non-callable senior debt securities of Merrill Lynch & Co., Inc.

 . AMEX Listing: Application will be made to list the MITTS Securities on the AMEX under the symbol "EFM."

 . Certain Risk Considerations: Like all investments, the MITTS Securities offered hereby carry certain investment risks. Application will be made to list the MITTS Securities offered hereby on the AMEX. You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS

Securities. Furthermore, the price that an investor receives for MITTS Securities prior to maturity may be more or less than their original cost depending on interest rates, time remaining until maturity, the value and volatility of the EuroFund Index, the creditworthiness of Merrill Lynch & Co., Inc. and other factors described in the Prospectus Supplement.

                       How Do the MITTS Securities Work?

The following questions and answers are designed to give you a basic understanding of the EuroFund MITTS and their payment characteristics at maturity. The questions and answers must be read in conjunction with the attached Prospectus and Prospectus Supplement, which contain a more detailed description of the MITTS Securities offered hereby as well as a discussion of risk factors and other special considerations.

How Much Do the MITTS Securities Pay at Maturity?

At maturity, you will receive a payment on the MITTS Securities equal to the sum of two amounts: the Principal Amount and the Supplemental Redemption Amount.

[Principal Amount] + [Supplemental Redemption  =        [MITTS Payment
                      Amount (IF ANY)]                  at Maturity]

 . The Principal Amount per unit of MITTS Securities is $10. As the principal amount equals the initial public offering price, the MITTS Securities offered hereby are designed to return 100% of your investment at maturity.

 . The Supplemental Redemption Amount is an additional payment that may be made at maturity, the amount of which depends upon the performance of the EuroFund Index. The Supplemental Redemption Amount may be zero, but will not be less than zero.

What Must Happen for Me to Receive a Supplemental Redemption Amount?

The Supplemental Redemption Amount paid at maturity, if any, will be based on the percentage increase in the EuroFund Index beyond the Starting Index Value.

 . The Starting Index Value of the EuroFund Index will be set to equal the Net
  Asset Value of the Class B shares of the EuroFund on the date the MITTS Securities are priced for initial sale to the public. If the value of the EuroFund Index at maturity is greater than the Starting Index Value, you will receive a Supplemental Redemption Amount per $10 unit of MITTS Securities equal to:

        $10   x   Ending Index Value - Starting Index Value
                  -----------------------------------------
                           Starting Index Value

   The Ending Index Value will equal the value of the EuroFund Index on a day shortly prior to the stated maturity date of the MITTS Securities.

How Is Payment Made at Maturity?

[MAP]

At maturity, the Principal Amount plus the Supplemental Redemption Amount, if any, will not be paid in cash but, rather, in Class D shares of the EuroFund. The payment due at maturity of the MITTS Securities will be paid by the delivery of the number of Class D shares of the EuroFund equal in value to the Principal Amount plus the Supplemental Redemption Amount, if any, based on the net asset value of Class D shares of the EuroFund on a date shortly prior to the stated maturity date of the MITTS Securities. Although you will not be charged any sales charge or distribution fee when we deliver Class D shares at maturity, you will be subject to ongoing account maintenance fees with respect to such Class D shares so long as you hold such Class D shares. The EuroFund does not impose a penalty or redemption charge in connection with a redemption of Class D shares.

Hypothetical Historical Data on the EuroFund Index

The following graph sets forth the hypothetical historical performance of the EuroFund Index at the end of each June and December from January 1987 through June 1998. All historical data presented in the following graph were calculated as if the EuroFund Index had existed during such periods. The hypothetical historical month-end value of the EuroFund Index was set to 10 on January 31, 1987, which was the net asset value of Class B shares of the EuroFund on such date, to provide an illustration of past movements of the historical month-end closing levels. The Starting Index Value will be set to the net asset value of Class B shares of the EuroFund on the date the MITTS Securities are priced for initial sale to the public. For purposes of calculating the following hypothetical historical data, we have assumed the EuroFund was reduced by 2.625% (the midpoint of the offering range of 2.50% to 2.75%) of its value each year and have assumed a reinvestment of dividends and distributions at the end of the month in which they were paid. These hypothetical historical data on the EuroFund Index are not necessarily indicative of future performance of the EuroFund Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the EuroFund Index during any period set forth below is not any indication that the EuroFund Index is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

                                  LINE GRAPH

                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT, DATED JULY 24, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 29, 1998)
                                                [LOGO] MERRILL LYNCH
                                             PROTECTED GROWTH SM INVESTING
                                      PURSUIT OF GROWTH, PROTECTION OF PRINCIPAL

                                2,500,000 UNITS
                           MERRILL LYNCH & CO., INC.

 MERRILL LYNCH EUROFUND MARKET INDEX TARGET-TERM SECURITIES SM DUE FEBRUARY  ,
                                     2006
                            ("MITTS(R) SECURITIES")
                        ($10 PRINCIPAL AMOUNT PER UNIT)
GENERAL:
             . 100% principal protection at maturity ($10 per Unit)

             . No payments prior to the stated maturity date

             . Senior unsecured debt securities of Merrill Lynch & Co., Inc.

             . Application will be made to have the MITTS(R) Securities listed on the American Stock Exchange ("AMEX") under the symbol "EFM"

PAYMENT AT
MATURITY:
             . Principal Amount + Supplemental Redemption Amount

             . The Supplemental Redemption Amount will be based on the
               percentage increase, if any, in the total return value of Class B Shares of the Merrill Lynch EuroFund, a registered mutual fund (the "EuroFund"), adjusted as described below (the "EuroFund Index"). The Supplemental Redemption Amount may be ZERO, but will not be less than zero.

             . Merrill Lynch & Co., Inc. intends to pay and discharge each
               MITTS(R) Security by delivering the number of Class D Shares of the Merrill Lynch EuroFund equal in value to the Principal Amount plus the Supplemental Redemption Amount, if any, based on a market price for Class D Shares shortly prior to the stated maturity of the MITTS(R) Securities.

EUROFUND
INDEX:
             . The EuroFund Index measures the total return of Class B Shares of the EuroFund, which reflects the change in price of Class B Shares plus a reinvestment of cash dividends and distributions paid on Class B Shares of the EuroFund, as reduced by an adjustment factor expected to be between 2.50% and 2.75% of the value of the EuroFund Index each year. We will determine the final adjustment factor on the Pricing Date and it will appear in the final Prospectus Supplement. Such annual reduction will be applied on a pro rata basis each calendar day to calculate the value of the EuroFund Index.

             . We have attached a prospectus for the shares of the EuroFund that describes the operation and management of the EuroFund, the Class B Shares reflected in the EuroFund Index, the Class D Shares of the EuroFund which you will receive upon maturity of the MITTS(R) Securities and the risks related to an investment in the EuroFund. Although advised by an affiliate of Merrill Lynch & Co., Inc., the EuroFund is not otherwise affiliated with Merrill Lynch & Co., Inc. and will not receive any of the proceeds from the sale of the MITTS(R) Securities or have any obligations with respect to the MITTS(R) Securities.

  BEFORE YOU DECIDE TO INVEST IN THE MITTS(R) SECURITIES, CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE S-8.

  Neither the SEC nor any state securities commission has approved these MITTS(R) Securities or passed upon the adequacy of this Prospectus Supplement or the attached Prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                       INITIAL PUBLIC   UNDERWRITING PROCEEDS TO
                                      OFFERING PRICE(1) DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Unit.............................      $10.00           $            $
--------------------------------------------------------------------------------
Total................................    $25,000,000        $           $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The "Initial Public Offering Price" and "Underwriting Discount" for any single transaction to purchase 500,000 Units or more will be $ per Unit and $ per Unit, respectively.
(2) Before deduction of expenses payable by the Company.

                                ---------------

  We expect that the MITTS(R) Securities will be ready for delivery in book-entry form only through the facilities of DTC on or about August , 1998.

                                ---------------

                              MERRILL LYNCH & CO.

                                ---------------

           The date of this Prospectus Supplement is August  , 1998.

-------
"MITTS" is a registered service mark and "Market Index Target-Term Securities" is a service mark owned by Merrill Lynch & Co., Inc.

STABILIZATION

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") as underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the MITTS Securities. Such transactions may include stabilizing and the purchase of MITTS Securities to cover short positions. For a description of these activities, see "Underwriting".

CONTENT OF PROSPECTUS

  You should rely only on the information contained in this document or in documents referenced herein that we have filed with the Securities and Exchange Commission ("SEC"). We have not authorized anyone to provide you with different information. You should not assume that the information in the Prospectus or Prospectus Supplement is accurate as of any date other than the date on the front of this document.

LIMITATIONS ON OFFERS OR SOLICITATIONS

  We do not intend this document to be an offer or solicitation:

    (A) if used in a jurisdiction in which such offer or solicitation is not authorized;

    (B) if the person making such offer or solicitation is not qualified to do so; or

    (C) if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.

          TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY INFORMATION-Q&A...................................................  S-4
  What are the MITTS Securities?..........................................  S-4
  What will I receive at the stated maturity date of the MITTS
   Securities?............................................................  S-4
  What is the Merrill Lynch EuroFund?.....................................  S-6
  What does the EuroFund Index measure?...................................  S-6
  How has the EuroFund Index performed historically?......................  S-6
  What about taxes?.......................................................  S-6
  Will the MITTS Securities or the EuroFund Index be listed on a stock exchange?..............................................................  S-7
  What is the role of our subsidiary, MLPF&S?.............................  S-7
  Can you tell me more about the Company?.................................  S-7
  Are there any risks associated with my investment?......................  S-7
WHERE YOU CAN FIND MORE INFORMATION.......................................  S-8
  The Company.............................................................  S-8
  The EuroFund............................................................  S-8
RISK FACTORS..............................................................  S-8
  The Supplemental Redemption Amount......................................  S-8
  Your yield on the MITTS Securities will not equal the yield on Class B
   Shares.................................................................  S-8
  Your yield may be lower than the yield on a standard debt security of comparable maturity....................................................  S-8
  Uncertain trading market................................................  S-9
  Factors affecting trading value of the MITTS Securities.................  S-9
  The EuroFund............................................................ S-10
  No shareholder's rights................................................. S-10
  State law limits on interest paid....................................... S-10
  Purchases and sales by Merrill Lynch.................................... S-10
  Potential conflicts..................................................... S-10
RATIO OF EARNINGS TO FIXED CHARGES........................................ S-11
DESCRIPTION OF THE MITTS SECURITIES....................................... S-11
  General................................................................. S-11

                                                                            PAGE
                                                                            ----
  Delivery at Maturity..................................................... S-11
  Hypothetical Returns..................................................... S-13
  Adjustments to the EuroFund Index........................................ S-13
  Discontinuance of the EuroFund Index..................................... S-14
  Events of Default and Acceleration....................................... S-14
  Depositary............................................................... S-15
  Same-Day Settlement and Delivery......................................... S-17
THE EUROFUND INDEX......................................................... S-17
  Calculation of the EuroFund Index........................................ S-17
  The EuroFund............................................................. S-17
  Historical Data on the EuroFund Index.................................... S-19
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.................... S-20
  General.................................................................. S-20
  U.S. Holders............................................................. S-21
  Hypothetical Table....................................................... S-23
  Non-U.S. Holders......................................................... S-23
  Backup Withholding....................................................... S-24
  New Withholding Regulations.............................................. S-24
USE OF PROCEEDS............................................................ S-24
UNDERWRITING............................................................... S-25
VALIDITY OF THE MITTS SECURITIES........................................... S-25
INDEX OF DEFINED TERMS..................................................... S-26

THE PROSPECTUS

AVAILABLE INFORMATION......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   2
MERRILL LYNCH & CO., INC. .................................................   3
USE OF PROCEEDS............................................................   3
DESCRIPTION OF DEBT SECURITIES.............................................   4
DESCRIPTION OF DEBT WARRANTS...............................................   9
DESCRIPTION OF CURRENCY WARRANTS...........................................  10
DESCRIPTION OF INDEX WARRANTS..............................................  12
DESCRIPTION OF PREFERRED STOCK.............................................  16
DESCRIPTION OF DEPOSITARY SHARES...........................................  21
DESCRIPTION OF PREFERRED STOCK WARRANTS....................................  25
DESCRIPTION OF COMMON STOCK................................................  27
DESCRIPTION OF COMMON STOCK WARRANTS.......................................  29
PLAN OF DISTRIBUTION.......................................................  31
EXPERTS....................................................................  32

                           SUMMARY INFORMATION--Q&A

  This summary includes questions and answers that highlight selected information from the Prospectus and Prospectus Supplement to help you understand the Merrill Lynch EuroFund Market Index Target-Term Securities SM due February , 2006 (the "MITTS Securities"). You should carefully read the Prospectus and Prospectus Supplement to understand fully the terms of the MITTS Securities, the Merrill Lynch EuroFund Index (the "EuroFund Index") and the tax and other considerations that are important to an investor in making a decision about whether to invest in the MITTS Securities. You should, in particular, carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

  We have attached the prospectus for the EuroFund (the "EuroFund Prospectus"). You should carefully read the EuroFund Prospectus to fully understand the operation and management of the EuroFund, particularly the difference between fees associated with Class B Shares (which the EuroFund Index measures) and Class D Shares (which we intend to deliver to you at maturity). Although advised by an affiliate of the Company, the EuroFund is not otherwise affiliated with the Company, will not receive any of the proceeds from the sale of the MITTS Securities and will not have any obligations with respect to the MITTS Securities. WE HAVE ATTACHED THE EUROFUND PROSPECTUS AND ARE DELIVERING IT TO PROSPECTIVE PURCHASERS OF THE MITTS SECURITIES TOGETHER WITH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OF THE COMPANY FOR THE CONVENIENCE OF REFERENCE ONLY. THE EUROFUND PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OF THE COMPANY, NOR IS IT INCORPORATED BY REFERENCE HEREIN OR THEREIN.

WHAT ARE THE MITTS SECURITIES?

  The MITTS Securities are a series of senior debt securities issued by Merrill Lynch & Co., Inc. (the "Company") and are not secured by collateral. The MITTS Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The MITTS Securities will mature on February , 2006 and do not provide for earlier redemption. You will not receive any Class D Shares or any payments, on the MITTS Securities until maturity.

  Each "Unit" of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company ("DTC"), or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the MITTS Securities by individual investors. You should refer to the section "Description of the MITTS Securities--Depositary" in this Prospectus Supplement.

WHAT WILL I RECEIVE AT THE STATED MATURITY DATE OF THE MITTS SECURITIES?

  We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in the price appreciation of the Class B Shares of the EuroFund and distributions paid by the EuroFund on Class B Shares (i.e., the "total return" of the Class B Shares of the EuroFund), as measured by the EuroFund Index, an index published by the AMEX under the symbol "EFI".

  The AMEX will reduce the EuroFund Index by an adjustment factor expected to be between 2.50% and 2.75% of the value of the EuroFund Index each year. Such reduction will be applied to the value of the EuroFund Index on a daily basis for the pro rata amount of such annual reduction. We will determine the final adjustment factor on the date the MITTS Securities are priced for initial sale to the public (the "Pricing Date") and it will appear in the final Prospectus Supplement delivered to you in connection with sales of the MITTS Securities.

  At maturity we will deliver to you the number of Class D Shares of the EuroFund equal in value to the sum of two amounts: the "Principal Amount" and the "Supplemental Redemption Amount". We will determine the number of Class D Shares to be delivered to you based on the net asset value (i.e., the price) of the Class D Shares reported by the EuroFund shortly before the stated maturity date of the MITTS Securities. If, however, the Class D Shares of the EuroFund are not available for sale to new investors immediately prior to the maturity date, any amounts due in respect of the MITTS Securities will be paid in cash.

 "Principal Amount"

  The Principal Amount per Unit is $10.

 "Supplemental Redemption Amount"

  The Supplemental Redemption Amount per Unit will equal:

                                $10 X EIV - SIV
                                      ---------
                                        SIV

but will not be less than zero.

EIV = Ending Index Value

SIV = Starting Index Value

  "ENDING INDEX VALUE" means the closing value of the EuroFund Index on the first Calculation Day during the Calculation Period.

  "STARTING INDEX VALUE" means the value of the EuroFund Index on the date the MITTS Securities are priced for initial sale to the public (the "Pricing Date"). The value of the EuroFund Index on the Pricing Date will be set to match the net asset value of the Class B Shares of the EuroFund determined and published by the EuroFund as of approximately 15 minutes after the close of business on the New York Stock Exchange ("NYSE") (generally, 4:00 p.m., New York City time). We will disclose the Starting Index Value in the final form of Prospectus Supplement delivered to you in connection with sales of the MITTS Securities.

  For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities" in this Prospectus Supplement.


 Examples

   Here are two examples of Supplemental Redemption Amount calculations:

 EXAMPLE 1--Ending Index Value is less than the Starting Index Value at maturity:

   Starting Index Value: 18.00
   Ending Index Value: 10.80

   SUPPLEMENTAL REDEMPTION AMOUNT (PER UNIT) = $10 X 10.80 - 18.00 = $0.00 (Supplemental
                                                     -------------         Redemption
                                                        18.00              Amount cannot
                                                                           be less than
                                                                           zero)


   TOTAL VALUE OF CLASS D SHARES DELIVERED AT MATURITY (PER UNIT) = $10 + $0 = $10

 EXAMPLE 2--Ending Index Value is greater than the Starting Index Value at maturity:

   Starting Index Value: 18.00
   Ending Index Value: 25.20

   SUPPLEMENTAL REDEMPTION AMOUNT (PER UNIT) = $10 X 25.20 - 18.00 = $4.00
                                                   18.00

   TOTAL VALUE OF CLASS D SHARES DELIVERED AT MATURITY (PER UNIT) = $10 + $4.00 = $14.00

WHAT IS THE MERRILL LYNCH EUROFUND?

  The EuroFund is a mutual fund that has announced that it seeks to provide shareholders of the EuroFund with capital appreciation primarily through investment in equities of corporations domiciled in European countries.

  The EuroFund has four classes of shares representing ownership interests in the EuroFund. Each class of shares has a different combination of sales charges, ongoing fees and other features. The net asset value (i.e., price) per share of the EuroFund is computed by dividing the sum of the market value of the securities plus any cash or other assets held by the EuroFund minus all liabilities of the EuroFund by the total number of shares outstanding at such time. The net asset value of the various classes of shares will vary because of the differing accrual of certain expenses, such as distribution expenses, relating to each class of shares of the EuroFund. For example, buyers of Class B Shares are not charged an initial sales charge when the Class B Shares are purchased, but they are subject to an ongoing account maintenance fee and an ongoing distribution fee. Buyers of Class D Shares incur an initial sales charge when the Class D Shares are purchased and are subject to an ongoing account maintenance fee. You will not be charged any sales charge or distribution fee when we deliver Class D Shares to you in satisfaction of our obligations under the MITTS Securities on the stated maturity date. Upon delivery of the Class D Shares, you will become a shareholder of the EuroFund. As a shareholder of the EuroFund, you will be subject to ongoing account maintenance fees with respect to such Class D Shares so long as you hold such Class D Shares. The EuroFund does not impose a penalty or redemption charge in connection with a redemption of Class D Shares. The accompanying EuroFund Prospectus describes the fees charged on each of the Class B and Class D Shares in greater detail.

WHAT DOES THE EUROFUND INDEX MEASURE?

  The EuroFund Index measures the change in the net asset value of Class B Shares of the EuroFund plus a reinvestment of all cash dividends and distributions paid by the EuroFund on Class B Shares as reduced on a "pro rata" basis each day by an adjustment factor that will reduce the value of the EuroFund Index by a percentage expected to be between 2.50% and 2.75% each year.

  The EuroFund generally distributes all of its net investment income, if any. The EuroFund has announced that dividends from such net investment income will be paid semi-annually and all realized net capital gains, if any, will be distributed annually. The EuroFund has also announced that from time to time the EuroFund may declare a special distribution (a "Tax Distribution") at or about the end of a calendar year to comply with certain Federal tax requirements.

  The EuroFund Index will be calculated to include all cash dividend payments, capital gains distributions, and Tax Distributions by assuming a reinvestment of such dividends or distributions at the net asset value for Class B Shares as of the close of business on the NYSE on the day that such dividends or distributions are paid.

HOW HAS THE EUROFUND INDEX PERFORMED HISTORICALLY?

  We have calculated the hypothetical values of the EuroFund Index on the last business day of each month from January 1993 through June 1998 as if the EuroFund Index had existed during such periods. We calculated these values on the same basis that the EuroFund Index will be calculated in the future.

  You can find a table with these values in the section "The EuroFund Index-- Historical Data on the EuroFund Index" in this Prospectus Supplement. We have provided this historical information to help you evaluate the behavior of the EuroFund Index in various past economic environments; however, such hypothetical values based on prior performance of the EuroFund Index is not necessarily indicative of how the EuroFund Index will perform in the future.

WHAT ABOUT TAXES?

  Each year, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a Security. This amount is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal % per annum (compounded semiannually).

  Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS Security for $10 and hold the MITTS Security until maturity, you will be required to pay taxes on the following amounts of
ordinary income from the MITTS Securities each year: $   in 1998, $   in 1999,
$   in 2000, $   in 2001, $   in 2002, $   in 2003, $   in 2004, $   in 2005
and $   in 2006. However, in 2006, the amount of ordinary income that you will be required to pay taxes on from owning a MITTS Security may be greater or less than $ , depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $ , you may have a loss which you could deduct against other income you may have in 2006, but under current tax regulations, you would neither be required nor permitted to amend your tax returns for prior years. If you receive Class D Shares of the EuroFund on the stated maturity date, your aggregate initial tax basis in such Class D Shares of the EuroFund should be an amount equal to the sum of $10 and the Supplemental Redemption Amount (less any cash received by you). Your holding period for any Class D Shares of the EuroFund received by you on the stated maturity date should begin on the day immediately following the stated maturity date. For further information, see "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

WILL THE MITTS SECURITIES OR THE EUROFUND INDEX BE LISTED ON A STOCK EXCHANGE?

  Application will be made to have the MITTS Securities listed on the AMEX under the symbol "EFM". You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--Uncertain trading market".

  The AMEX will publish the EuroFund Index value under the symbol "EFI".

WHAT IS THE ROLE OF OUR SUBSIDIARY, MLPF&S?

  Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S intends to buy and sell MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during the initial distribution of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities, or continue them once it has started.

  MLPF&S will also be our agent (the "Calculation Agent") for purposes of calculating the Ending Index Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as a subsidiary of the Company and its responsibilities as Calculation Agent.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

  Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about the Company see the section "Merrill Lynch & Co., Inc." in the Prospectus. You should also read the other documents the Company has filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this Prospectus Supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

  Yes, the MITTS Securities are subject to certain risks. Please refer to the section "Risk Factors" in this Prospectus Supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

THE COMPANY

  The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Some of these documents are incorporated by reference in, and form a part of, this Prospectus Supplement and the Prospectus, as described in the section "Incorporation of Certain Documents by Reference" in the Prospectus. You may read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, Room 1024, N.W., Washington, D.C., 20549; or at the SEC's regional offices at 500 West Madison Street, Suite 400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of our SEC filings can also be obtained from the SEC's Internet web site at http://www.sec.gov. You may also read copies of these documents at the offices of the NYSE, the AMEX, the Chicago Stock Exchange, and the Pacific Exchange.

  We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

THE EUROFUND

  The EuroFund is subject to the registration requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. Accordingly, the EuroFund files prospectuses, statements of additional information, reports and other information with the SEC. Information provided to or filed with the SEC by the EuroFund is available at the offices of the SEC listed above and from the SEC's Internet web site referred to above. You may also obtain copies of such documents at no cost by calling the EuroFund at
(609) 282-2800 or writing the EuroFund at: P.O. Box 9011, Princeton, New Jersey 08543-9011. Such documents are not incorporated by reference herein, and the Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 RISK FACTORS

  Your investment in the MITTS Securities will involve certain risks. For example, there is the risk that you might not earn a return on your investment, and the risk that you will be unable to sell your MITTS Securities prior to their maturity. You should carefully consider the following discussion of risks before deciding whether an investment in the MITTS Securities is suitable for you.

THE SUPPLEMENTAL REDEMPTION AMOUNT

  You should be aware that if the Ending Index Value does not exceed the Starting Index Value, the Supplemental Redemption Amount will be zero. This will be true even if the value of the EuroFund Index was higher than the Starting Index Value at some time during the life of the MITTS Securities but subsequently falls below the Starting Index Value during the period in which we calculate the Ending Index Value. If the Supplemental Redemption Amount is zero, we will pay you only the Principal Amount of your MITTS Securities by delivering, if available, a number of Class D Shares of the EuroFund in an amount equal in value (determined based on the Maturity NAV) to such Principal Amount.

YOUR YIELD ON THE MITTS SECURITIES WILL NOT EQUAL THE YIELD ON CLASS B SHARES

  The yield you earn on the MITTS Securities, if any, will not be the same as the yield that you would earn if you actually owned Class B Shares of the EuroFund. In calculating the value of the EuroFund Index, the AMEX will deduct an amount equal to between 2.50% and 2.75% of the value of the EuroFund Index each year from the value of the EuroFund Index. Such annual reduction will be applied to the value of the EuroFund Index on a "pro rata" basis each calendar day. Because of such cumulative daily reductions, the value of the EuroFund Index over time will increasingly diverge from the value of the Class B Shares and their distributions had you owned such Class B Shares. Such reductions would not apply if you owned the Class B Shares of the EuroFund.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

  The amount we pay you at maturity may be less than the return you could earn on other similar investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of the Company with the same maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

UNCERTAIN TRADING MARKET


  Application will be made to have the MITTS Securities listed on the AMEX under the symbol "EFM". However, you cannot assume that a trading market will develop for the MITTS Securities. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS Securities will depend on the financial performance of the Company, and other factors such as the appreciation, if any, of the value of the EuroFund Index.

  If the trading market for the MITTS Securities is limited, there may be a limited number of buyers when you decide to sell your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

FACTORS AFFECTING TRADING VALUE OF THE MITTS SECURITIES

  We believe that the market value of the MITTS Securities will be affected by the value of the EuroFund Index and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

  . EUROFUND INDEX. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the value of the EuroFund Index exceeds or does not exceed the Starting Index Value. If you choose to sell your MITTS Securities when the value of the EuroFund Index exceeds the Starting Index Value on any given date, you may receive substantially less than the value that would be payable at maturity based on that value of the EuroFund Index because of the expectation that the value of the EuroFund Index will continue to fluctuate until the Ending Index Value is determined. If you choose to sell your MITTS Securities when the value of the EuroFund Index is below, or not sufficiently above, the Starting Index Value, you may receive less than the Principal Amount per Unit of MITTS Securities and lose a substantial portion of your investment. Political, economic and other developments that affect the securities owned by the EuroFund may also affect the value of the EuroFund Index and the value of the MITTS Securities.

  . INTEREST RATES. Because the MITTS Securities repay, at a minimum, the Principal Amount at maturity, we expect that the trading value of the MITTS Securities will be affected by changes in interest rates. In general, if interest rates increase, we expect that the trading value of the MITTS Securities will decrease. If interest rates decrease, we expect the trading value of the MITTS Securities will increase.

  . VOLATILITY OF THE EUROFUND INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the EuroFund Index increases, we expect that the trading value of the MITTS Securities will increase. If the volatility of the EuroFund Index decreases, we expect that the trading value of the MITTS Securities will decrease.

  . TIME REMAINING TO MATURITY. The MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the EuroFund Index. This difference will reflect a "time premium" due to expectations concerning the value of the EuroFund Index during the period prior to maturity of the MITTS Securities. However, as the time remaining to maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

  . COMPANY CREDIT RATINGS. Real or anticipated changes in the Company's credit ratings may affect the market value of the MITTS Securities.

  It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the EuroFund Index.

  In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities except that we expect that the effect on the trading value of the MITTS Securities of a given increase in the EuroFund Index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

THE EUROFUND

  Because the operation and management of the EuroFund will affect the value of the EuroFund Index, you should carefully review the information concerning the EuroFund provided in this Prospectus Supplement (see "The EuroFund Index-- The EuroFund" herein) and the information contained in the attached prospectus for the shares of the EuroFund and filed by the EuroFund with the SEC that describes the investment objectives of the EuroFund and risks related to an investment in the EuroFund.

  You should particularly review such information related to an investment in the EuroFund because, if available, we will deliver Class D Shares of the EuroFund to you upon maturity of the MITTS Securities. As a shareholder of the EuroFund, you will be subject to the risks of investing in the EuroFund until you redeem such Class D Shares. There may be costs to you in any such redemption, which will be determined in accordance with the applicable fees charged by the EuroFund at such time.

NO SHAREHOLDER'S RIGHTS

  You will not be entitled to any rights with respect to any shares of the EuroFund (including, without limitation, voting rights and rights to receive any dividends or distributions on such shares) until we deliver Class D Shares at the maturity of the MITTS Securities. For example, if the EuroFund sets a record date for a matter to be voted on by holders of Class D Shares prior to our delivery of Class D Shares to you, you will not be entitled to vote on any such matter. You should be aware that if Class D Shares of the EuroFund are not available for sale to new investors immediately prior to the stated maturity date, we will pay you the Principal Amount and the Supplemental Redemption Amount in cash instead of delivering Class D Shares on the stated maturity date.

STATE LAW LIMITS ON INTEREST PAID

  New York State laws govern the 1983 Indenture, as hereinafter defined. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

  While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of Holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

PURCHASES AND SALES BY MERRILL LYNCH

  The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell shares of the EuroFund or shares of the companies in which the EuroFund invests, for their own accounts, for business reasons or in connection with hedging the Company's obligations under the MITTS Securities. These transactions could affect the EuroFund Index.

POTENTIAL CONFLICTS

  The Calculation Agent is a subsidiary of the Company, the issuer of the MITTS Securities. Under certain circumstances, MLPF&S's role as a subsidiary of the Company and its responsibilities as Calculation Agent for the MITTS Securities could give rise to conflicts of interests. You should be aware that because the Calculation Agent is controlled by the Company, potential conflicts of interest could arise.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the historical ratios of earnings to fixed charges for the periods indicated:

                              YEAR ENDED LAST FRIDAY IN DECEMBER       THREE MONTHS
                              --------------------------------------      ENDED
                               1993    1994    1995    1996    1997   MARCH 27, 1998
                              ------  ------  ------  ------  ------  --------------
Ratio of earnings to fixed
 charges.....................    1.4     1.2     1.2     1.2     1.2       1.2

  For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                      DESCRIPTION OF THE MITTS SECURITIES

GENERAL

  The MITTS Securities are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying Prospectus. The MITTS Securities will mature on February , 2006.

  While at maturity a beneficial owner of a MITTS Security will receive, if available, the number of Class D Shares of the EuroFund equal in value (determined based on the Maturity NAV) to the sum of the Principal Amount of such MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "Delivery at Maturity".

  The MITTS Securities are not subject to redemption by the Company or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "Description of the MITTS Securities--Events of Default and Acceleration" in this Prospectus Supplement and "Description of Debt Securities--General Events of Default" in the accompanying Prospectus.

  The MITTS Securities are to be issued in denominations of whole Units.

DELIVERY AT MATURITY

 "General"

  At maturity, a beneficial owner of a MITTS Security will be entitled to receive the number of Class D Shares of the EuroFund equal in value (determined based on the Maturity NAV) to the Principal Amount of such MITTS Security plus the Supplemental Redemption Amount, if any, all as provided below. The number of Class D Shares delivered by the Company will be rounded to the nearest one-thousandth of a share. If the Ending Index Value does not exceed the Starting Index Value, a beneficial owner of a MITTS Security will be entitled to receive only the number of Class D Shares of the EuroFund equal in value (determined based on the Maturity NAV) to the Principal Amount of such MITTS Security.

  "Maturity NAV" shall mean the net asset value for the Class D Shares of the EuroFund as reported by the EuroFund on the first Calculation Day during the Calculation Period; "provided, however," if no Calculation Days occur during the Calculation Period because of Market Disruption Events, then Maturity NAV shall mean the net asset value for the Class D Shares of the EuroFund as reported by the EuroFund on the last scheduled Index Business Day in the Calculation Period regardless of the occurrence of a Market Disruption Event on such day.

  Notwithstanding the foregoing, if the EuroFund is not issuing Class D Shares to new investors in the EuroFund on the date Maturity NAV is to be determined, the Company may, in lieu of delivering Class D Shares of the EuroFund, pay cash in an amount equal to the sum of the Principal Amount of the MITTS Securities and the Supplemental Redemption Amount, if any.

 "Determination of the Supplemental Redemption Amount"

  The Supplemental Redemption Amount for a MITTS Security will be determined by the Calculation Agent and will equal:

 Principal Amount of such MITTS Security ($10 per Unit) X (Ending Index Value - Starting Index Value)
                                                          (-----------------------------------------)
                                                          (           Starting Index Value          )

"provided, however," that in no event will the Supplemental Redemption Amount be less than zero.

  The Starting Index Value will equal the value of the EuroFund Index on the Pricing Date. The value of the EuroFund Index on the Pricing Date will be set to match the net asset value of Class B Shares of the EuroFund determined and published by the EuroFund as of approximately 15 minutes after the close of business on the NYSE (generally, 4:00 p.m., New York City time). We will disclose the Starting Index Value in the final form of Prospectus Supplement delivered to purchasers of the MITTS Securities.

  The Ending Index Value will be determined by the Calculation Agent and will equal the closing value of the EuroFund Index determined on the first Calculation Day during the Calculation Period. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Index Value will equal the closing value of the EuroFund Index determined on the last scheduled Index Business Day in the Calculation Period regardless of the occurrence of a Market Disruption Event on such day.

  The "Calculation Period" means the period from and including the fourth scheduled Index Business Day prior to the stated maturity date to and including the second scheduled Index Business Day prior to the stated maturity date.

  "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

  "Index Business Day" means any day on which the NYSE and the AMEX are open for trading and the AMEX calculates and publishes the EuroFund Index.

  "Market Disruption Event" means the EuroFund (i) is unable or otherwise fails to issue a net asset value for any series of shares of the EuroFund within one hour of the close of business on the NYSE (generally, 4:00 p.m., New York City time) or (ii) suspends redemption of shares of the EuroFund.

  All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the MITTS Securities.

HYPOTHETICAL RETURNS

  The following table illustrates, for a range of hypothetical Ending Index Values, (i) the percentage change of the Ending Index Value over the Starting Index Value, (ii) the total value of Class D Shares deliverable at maturity for each $10 Principal Amount of MITTS Securities, (iii) the total rate of return to beneficial owners of the MITTS Securities, (iv) the pretax annualized rate of return to beneficial owners of MITTS Securities, and (v) the pretax annualized rate of return of Class B Shares.

                                          TOTAL AMOUNT OF CLASS
                     PERCENTAGE CHANGE OF D SHARES DELIVERABLE
                      ENDING INDEX VALUE   AT MATURITY PER $10     TOTAL RATE OF    PRETAX ANNUALIZED RATE PRETAX ANNUALIZED RATE
HYPOTHETICAL ENDING   OVER THE STARTING    PRINCIPAL AMOUNT OF  RETURN ON THE MITTS    OF RETURN ON THE     OF RETURN OF CLASS B
    INDEX VALUE          INDEX VALUE        MITTS SECURITIES        SECURITIES       MITTS SECURITIES(1)        SHARES(1)(2)
-------------------  -------------------- --------------------- ------------------- ---------------------- ----------------------
      3.60                 -80.00%               $10.00                 0.00%                0.00%                -17.97%
      7.20                 -60.00%               $10.00                 0.00%                0.00%                 -9.36%
     10.80                 -40.00%               $10.00                 0.00%                0.00%                 -4.14%
     14.40                 -20.00%               $10.00                 0.00%                0.00%                 -0.35%
     18.00(3)                0.00%               $10.00                 0.00%                0.00%                  2.64%
     21.60                  20.00%               $12.00                20.00%                2.45%                  5.12%
     25.20                  40.00%               $14.00                40.00%                4.54%                  7.24%
     28.80                  60.00%               $16.00                60.00%                6.36%                  9.09%
     32.40                  80.00%               $18.00                80.00%                7.99%                 10.74%
     36.00                 100.00%               $20.00               100.00%                9.46%                 12.22%
     39.60                 120.00%               $22.00               120.00%               10.79%                 13.58%
     43.20                 140.00%               $24.00               140.00%               12.02%                 14.82%
     46.80                 160.00%               $26.00               160.00%               13.15%                 15.97%
     50.40                 180.00%               $28.00               180.00%               14.21%                 17.04%
     54.00                 200.00%               $30.00               200.00%               15.20%                 18.04%

-------
(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2) This rate of return assumes, in addition to the price changes described above, (i) an initial investment of a fixed amount in the Series B Shares of the EuroFund; (ii) a reinvestment of all cash dividends and distributions in the Series B Shares of the EuroFund; (iii) no transaction fees or expenses; (iv) an investment term equal to the term of the MITTS Securities; and (v) a final EuroFund Index value equal to the Ending Index Value.
(3) The net asset value of Class B Shares on July 22, 1998 was 18.07. The Starting Index Value will equal the value of the EuroFund Index on the Pricing Date (which will equal the net asset value of Class B Shares on the Pricing Date).

  The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual Starting Index Value and Ending Index Value determined by the Calculation Agent as provided herein. Historical data regarding the EuroFund Index is included in this Prospectus Supplement under "The EuroFund Index--Historical Data on the EuroFund Index".

ADJUSTMENTS TO THE EUROFUND INDEX

  If at any time the method of calculating the EuroFund Index, or the value thereof, is changed in any material respect, or if the EuroFund Index is in any other way modified so that such EuroFund Index does not, in the opinion of the Calculation Agent, fairly represent the value of the EuroFund Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Index Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a fund index comparable to the EuroFund Index as if such changes or modifications had not been made, and calculate such closing value with reference to the EuroFund Index, as adjusted. Accordingly, if the method of calculating the EuroFund Index is modified so that the value of such EuroFund Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the EuroFund Index), then the Calculation Agent shall adjust such EuroFund Index in order to arrive at a value of the EuroFund Index as if it had not been modified (e.g., as if such split had not occurred).

DISCONTINUANCE OF THE EUROFUND INDEX

  If the AMEX discontinues publication of the EuroFund Index and the AMEX or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such EuroFund Index (any such index being referred to hereinafter as a "Successor Index"), then, upon the Calculation Agent's notification of such determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by the AMEX or such other entity for the EuroFund Index and calculate the Ending Index Value as described above under "Payment at Maturity". Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be given to Holders of the MITTS Securities.

  If the AMEX discontinues publication of the EuroFund Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any of the Calculation Days, the value to be substituted for the EuroFund Index for any such Calculation Day used to calculate the Supplement Redemption Amount at maturity will be a value computed by the Calculation Agent for each Calculation Day in accordance with the procedures last used to calculate the EuroFund Index prior to any such discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the EuroFund Index as described below, such Successor Index or value shall be substituted for the EuroFund Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

  If the AMEX discontinues publication of the EuroFund Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Business Day until the earlier to occur of (a) the determination of the Ending Index Value and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in "The Wall Street Journal" (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the EuroFund Index may adversely affect trading in the MITTS Securities.

EVENTS OF DEFAULT AND ACCELERATION

  In case an Event of Default with respect to any MITTS Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount thereof, will be equal to the Principal Amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the MITTS Securities. See "Description of the MITTS Securities--Payment at Maturity" in this Prospectus Supplement. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the Principal Amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

  In case of default in payment at the maturity date of the MITTS Securities (whether at their stated maturity or upon acceleration), from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of % per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the MITTS Securities to the date payment of such amount has been made or duly provided for.

DEPOSITARY

  Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC"; DTC, together with any successor thereto, being a "Depositary"), as Depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the MITTS Securities represented by such Global Security for all purposes under the 1983 Indenture. Except as provided below, the actual owner of the MITTS Securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the MITTS Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or Holders thereof under the 1983 Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the 1983 Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the MITTS Securities, the Global Securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive MITTS Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

  The following is based on information furnished by DTC:

  DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Securities will be issued for the MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among

Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

  Purchases of MITTS Securities under the DTC's system must be made by or through Direct Participants, which will receive a credit for the MITTS Securities on the DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in MITTS Securities, except in the event that use of the book-entry system for the MITTS Securities is discontinued.

  To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the MITTS Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such MITTS Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the MITTS Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal, premium, if any, and/or interest, if any, payments to be made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Such payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

  DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, security certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND DELIVERY

  Settlement for the MITTS Securities will be made by the underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company, if available, by delivery of Class D Shares in an equivalent value.

                              THE EUROFUND INDEX

CALCULATION OF THE EUROFUND INDEX

 "General"

  The AMEX will set the starting value of the EuroFund Index to equal the net asset value of one Class B Share of the EuroFund as of approximately 15 minutes after the close of business on the NYSE (generally, 4:00 p.m., New York City time) on the Pricing Date. Thereafter, the AMEX will calculate the value of the EuroFund Index on any day by multiplying the current Index Share Multiplier by the most recent net asset value per Class B Share announced by the EuroFund.

 "Calculation of the Index Share Multiplier"

  The Index Share Multiplier shall initially be set to one, representing one Class B Share of the EuroFund. If the EuroFund distributes any cash dividends or distributions of any character to holders of the Class B Shares (a "Cash Distribution"), then the Index Share Multiplier shall be increased by a percentage of Class B Shares equal to the Cash Distribution divided by the net asset value for Class B Shares reported by the EuroFund as of approximately 15 minutes after the close of business on the NYSE (generally, 4:00 p.m., New York City time) on the date that such Cash Distribution is paid to holders of Class B Shares. If a Market Disruption Event has occurred on the day any such Cash Distribution is paid, the adjustment to the Index Share Multiplier shall be postponed until the next succeeding Index Business Day on which a Market Disruption Event has not occurred. The Index Share Multiplier shall also be adjusted by the AMEX to reflect certain stock splits, reverse stock splits or share dividends that may occur with respect to the Class B Shares.

  At the close of business on each calendar day, the AMEX shall reduce the value of the EuroFund Index by a percentage equal to between 2.50% to 2.75% divided by 365 and reset the Index Multiplier so that the product of such net asset value and the revised Index Share Multiplier equals the value of the EuroFund Index so reduced. If a Market Disruption Event occurs on any day on which the EuroFund Index value is to be determined, then the foregoing adjustment to the Index Share Multiplier shall occur on the next succeeding Index Business Day on which a Market Disruption Event has not occurred.

THE EUROFUND

  WE HAVE ATTACHED THE EUROFUND PROSPECTUS DESCRIBING THE EUROFUND AND ARE DELIVERING IT TO PROSPECTIVE PURCHASERS OF THE MITTS SECURITIES TOGETHER WITH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OF THE COMPANY FOR THE CONVENIENCE OF REFERENCE ONLY. THE EUROFUND PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OF

THE COMPANY, NOR IS IT INCORPORATED BY REFERENCE HEREIN OR THEREIN. THE SUMMARY DESCRIPTION BELOW IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION DESCRIBING THE EUROFUND INCLUDED IN THE ATTACHED EUROFUND PROSPECTUS.

  The EuroFund has stated that its investment objectives are to seek capital appreciation primarily through investment in equities of corporations domiciled in European countries. Current income from dividends and interest will not be an important consideration in selecting portfolio securities. The EuroFund has stated that it anticipates that under normal market conditions at least 80% of its net assets will consist of European corporate securities, primarily common stocks and securities convertible into common stock.

  The EuroFund is a diversified, open-end management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

  The EuroFund has publicly disclosed its intention to distribute all of its net investment income, if any. The EuroFund Prospectus indicates that dividends from such net investment income are paid at least annually and all net realized capital gains, if any, are distributed to the shareholders of the EuroFund annually.

  The EuroFund is subject to the registration requirements of the Securities Act of 1933, as amended, and the Investment Company Act. Accordingly, the EuroFund files prospectuses, statements of additional information, reports, proxy and other information statements and other information with the SEC. Information provided to or filed with the SEC by the EuroFund is available at the offices of the SEC specified under "Available Information" in the accompanying Prospectus. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

  The foregoing summary of the policies of the EuroFund reflect certain investment restrictions which are subject to change by shareholders of the EuroFund at any time.

  The EuroFund is managed by Merrill Lynch Asset Management, L.P., an affiliate of the Company. The EuroFund itself is governed by an independent board of directors.

  THE EUROFUND HAS NO OBLIGATIONS WITH RESPECT TO THE MITTS SECURITIES. THIS PROSPECTUS SUPPLEMENT RELATES ONLY TO THE MITTS SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE CLASS B OR CLASS D SHARES OF THE EUROFUND. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT REGARDING THE EUROFUND HAS BEEN DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. THE COMPANY HAS NOT PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRIES WITH RESPECT TO THE EUROFUND IN CONNECTION WITH THE OFFERING OF THE MITTS SECURITIES. THE COMPANY MAKES NO REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING THE EUROFUND ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE EUROFUND INDEX (AND THEREFORE THE TRADING PRICE OF THE MITTS SECURITIES) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING THE EUROFUND COULD AFFECT THE SUPPLEMENTAL REDEMPTION AMOUNT TO BE RECEIVED AT THE STATE MATURITY DATE AND THEREFORE THE TRADING VALUE OF THE MITTS SECURITIES.

HISTORICAL DATA ON THE EUROFUND INDEX

  The following table sets forth the hypothetical level of the EuroFund Index at the end of each month (the "Historical Month-End Closing Level") in the period from January 1993 through June 1998. All historical data presented in the following table were calculated and are presented as if the EuroFund Index had existed during such periods. The Historical Month-End Closing Level was set to 10.85 on December 31, 1992, which was the net asset value of the Class B Shares of the EuroFund on such date, to provide an illustration of past movements of the Historical Month-End Closing Level only. The Starting Index Value and EuroFund Index will each be set to the net asset value of Class B Shares of the EuroFund determined and published by the EuroFund as of approximately 15 minutes after the close of business on the NYSE (generally, 4:00 p.m., New York City time) on the Pricing Date. For purposes of calculating the following hypothetical historical values, we have assumed that the EuroFund was reduced by 2.625% of its value each year and have assumed a reinvestment of dividends and distributions at the end of the month in which they were paid. The 2.625% amount represents the midpoint of the range of possible percentages that will be used to reduce the EuroFund Index each year. These historical data on the EuroFund Index are not necessarily indicative of the future performance of the EuroFund Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the EuroFund Index during any period set forth below is not any indication that the EuroFund Index is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

                      HISTORICAL MONTH-END CLOSING LEVELS

        JAN.  FEB.  MAR.  APR.   MAY  JUNE  JULY  AUG.  SEPT. OCT.  NOV.  DEC.
        ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
1987... 10.00 10.40 10.59 10.95 10.78 10.95 11.53 11.70 11.86  9.11  8.66  9.18
1988...  8.86  9.01  9.37  9.49  9.23  8.98  9.12  8.48  8.84  9.52  9.42  9.30
1989...  9.61  9.42  9.32  9.56  9.15  9.66 10.62 10.51 10.88 10.04 10.53 11.24
1990... 11.16 10.94 11.12 11.10 11.90 12.20 12.71 11.32  9.88 10.68 10.68 10.59
1991... 10.90 11.77 11.06 10.96 11.28 10.64 11.20 11.39 11.65 11.48 11.28 11.85
1992... 12.14 12.44 12.26 12.65 12.86 11.96 11.15 10.55 10.81 10.31 10.42 10.81
1993... 10.85 10.94 11.34 11.41 11.63 11.52 12.06 12.86 12.51 13.09 12.73 15.33
1994... 16.33 15.67 15.57 16.26 15.50 15.22 16.17 16.52 15.64 16.17 15.36 15.36
1995... 15.11 15.41 15.35 16.30 16.56 16.60 17.53 16.81 17.00 16.50 16.48 16.66
1996... 16.88 17.40 17.71 18.12 18.32 18.47 17.97 18.62 18.76 18.86 19.74 19.99
1997... 20.42 20.66 21.26 20.66 21.54 22.38 23.12 22.66 24.37 23.89 24.04 24.01
1998... 24.48 26.22 28.40 29.21 30.04 29.43

  The following graph sets forth the hypothetical historical performance of the EuroFund Index at the end of each quarter from January 1993 through June 1998. Past movements of the EuroFund Index are not necessarily indicative of the future EuroFund Index values.

                                  LINE GRAPH

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  Set forth in full below is the opinion of Brown & Wood LLP, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a MITTS Security that is not a U.S. Holder.

GENERAL

  There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of the Company for United States Federal income tax purposes. The Company currently intends to treat each MITTS Security as a debt instrument of the Company for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by the Company's characterization of the MITTS Securities as indebtedness and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of the Company for United States Federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of the Company for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a MITTS Security had the MITTS Securities in fact been treated as debt instruments of the Company for United States Federal income tax purposes.

U.S. HOLDERS

  On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

  In particular, solely for purposes of applying the Final Regulations to the MITTS Securities, the Company has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $ per Unit (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the MITTS Securities equal to % per annum (compounded semiannually). Accordingly, during the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes, a MITTS Security's adjusted issue price will equal the MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the MITTS Security. At maturity of a MITTS Security, in the event that the actual Supplemental Redemption Amount, if any, exceeds $ per Unit (i.e., the Projected Supplemental Redemption Amount), a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount over $ per Unit (i.e., the Projected Supplemental Redemption Amount) in income as ordinary interest on the stated maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than $ per Unit (i.e., the Projected Supplemental Redemption Amount), the amount by which the Projected Supplemental Redemption Amount (i.e., $ per Unit) exceeds the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MITTS Security for the taxable year in which the stated maturity date occurs to the extent of the amount of such includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount (i.e., $ per Unit) in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In general, if a U.S. Holder receives Class D Shares of the EuroFund on the maturity date, such U.S. Holder's initial aggregate tax basis in the Class D Shares of the EuroFund received by the U.S. Holder should equal the sum of the principal amount of the MITTS Security and the actual Supplemental Redemption Amount (less any cash received in lieu of fractional Class D Shares of the EuroFund). This aggregate tax basis should be allocated among the Class D Shares of the EuroFund received by the U.S. Holder in accordance with the relative fair market value of such Class D Shares of the EuroFund. Moreover, such U.S. Holder's holding period for any Class D Shares of the EuroFund received by the U.S. Holder should begin on the day immediately following the maturity date.

  Upon the sale, exchange or redemption of a MITTS Security prior to the stated maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale, exchange or redemption and the U.S. Holder's adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a MITTS Security generally will equal such U.S. Holder's initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

  Prospective investors in the MITTS Securities should be aware that if a significant percentage of the total aggregate amount of the MITTS Securities originally issued is sold at a discount from the principal amount thereof, which is not expected to be the case, then the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, may be less than the Principal Amount of the MITTS Securities. In such event, if a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount equal to the principal amount thereof, the amount of the difference between the Principal Amount of the MITTS Securities and the issue price thereof generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as an offset to such interest on each such date. In addition, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be reduced by the amount treated as an interest offset pursuant to the foregoing rule. Alternatively, in the event that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof and a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount that is less than the principal amount thereof, the amount of the difference between the Principal Amount of the MITTS Security and the amount paid by the U.S. Holder to purchase the MITTS Security generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as additional ordinary interest includible in income by the U.S. Holder on each such date. In such event, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be increased by the amount treated as additional ordinary interest income. In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchases) will be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules. Moreover, prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by the Company for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

  The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

HYPOTHETICAL TABLE

  The following table sets forth the amount of interest that would be deemed to have accrued with respect to each Unit of the MITTS Securities during each accrual period over an assumed term of seven years and seven months for the MITTS Securities based upon a hypothetical projected payment schedule for the MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 6.02% per annum (compounded semiannually)) as determined by the Company for purposes of illustrating the application of the Final Regulations to the MITTS Securities as if the MITTS Securities had been issued on the date hereof. The following table is for illustrative purposes only. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be determined by the Company on the Pricing Date and will depend upon actual market interest rates (and thus the Company's borrowing costs for debt instruments with comparable maturities) as of the Pricing Date. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final form of the Prospectus Supplement delivered to investors in connection with sales of MITTS Securities:

                                                               TOTAL INTEREST
                                                               DEEMED TO HAVE
                                                                 ACCRUED ON
                                          INTEREST DEEMED TO MITTS SECURITIES AS
                                            ACCRUE DURING          OF END
             ACCRUAL PERIOD                 ACCRUAL PERIOD    OF ACCRUAL PERIOD
             --------------               ------------------ -------------------
                                              (PER UNIT)         (PER UNIT)
July 22, 1998 through February 22, 1999.       $0.3555             $0.3555
February 23, 1999 through August 22,
 1999...................................       $0.3117             $0.6672
August 23, 1999 through February 22,
 2000...................................       $0.3211             $0.9883
February 23, 2000 through August 22,
 2000...................................       $0.3308             $1.3191
August 23, 2000 through February 22,
 2001...................................       $0.3407             $1.6598
February 23, 2001 through August 22,
 2001...................................       $0.3509             $2.0107
August 23, 2001 through February 22,
 2002...................................       $0.3616             $2.3723
February 23, 2002 through August 22,
 2002...................................       $0.3724             $2.7447
August 23, 2002 through February 22,
 2003...................................       $0.3836             $3.1283
February 23, 2003 through August 22,
 2003...................................       $0.3951             $3.5234
August 23, 2003 through February 22,
 2004...................................       $0.4071             $3.9305
February 23, 2004 through August 22,
 2004...................................       $0.4193             $4.3498
August 23, 2004 through February 22,
 2005...................................       $0.4319             $4.7817
February 23, 2005 through August 22,
 2005...................................       $0.4450             $5.2267
August 23, 2005 through February 22,
 2006...................................       $0.4583             $5.6850

  Hypothetical Projected Supplemental Redemption Amount = $5.6850 per Unit.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MITTS Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements.

  Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of such MITTS Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided that the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

  On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                USE OF PROCEEDS

  The net proceeds from the sale of the MITTS Securities will be used as described under "Use of Proceeds" in the attached Prospectus and to hedge market risks of the Company associated with its obligation to pay the Principal Amount and the Supplemental Redemption Amount.

                                 UNDERWRITING

  MLPF&S (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement and a Terms Agreement, to purchase from the Company $25,000,000 aggregate principal amount of MITTS Securities. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the MITTS Securities if any are purchased.

  The Underwriter has advised the Company that it proposes initially to offer all or part of the MITTS Securities directly to the public at the offering prices set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price and concession may be changed. The Underwriter is offering the MITTS Securities subject to receipt and acceptance and subject to the Underwriter's right to reject any order in whole or in part.

  The underwriting of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

  The Underwriter is permitted to engage in certain transactions that stabilize the price of the MITTS Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the MITTS Securities.

  If the Underwriter creates a short position in the MITTS Securities in connection with the offering, i.e., if they sell more Units of the MITTS Securities than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Units of the MITTS Securities in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MITTS Securities. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Underwriter may use this Prospectus Supplement and the accompanying Prospectus for offers and sales related to market-making transactions in the MITTS Securities. The Underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                       VALIDITY OF THE MITTS SECURITIES

  The validity of the MITTS Securities will be passed upon for the Company and for the Underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            PAGE
                                                                            ----
AMEX....................................................................... S-1
Beneficial Owner........................................................... S-15
Calculation Agent.......................................................... S-7
Calculation Day............................................................ S-12
Calculation Period......................................................... S-12
Cash Distribution.......................................................... S-17
Company.................................................................... S-4
Depositary................................................................. S-15
Direct Participants........................................................ S-16
DTC........................................................................ S-4
Ending Index Value......................................................... S-5
EuroFund................................................................... S-1
EuroFund Index............................................................. S-4
EuroFund Prospectus........................................................ S-4
Final Regulations.......................................................... S-21
Global Securities.......................................................... S-15
Historical Month-End Closing Level......................................... S-19
Index Business Day......................................................... S-12
Index Share Multiplier..................................................... S-17
Indirect Participants...................................................... S-16
Investment Company Act..................................................... S-18
IRS........................................................................ S-20
Market Disruption Event.................................................... S-12
Maturity N A V............................................................. S-11
MITTS Securities........................................................... S-4
MLPF&S..................................................................... S-2
New Regulations............................................................ S-24
Non-U.S. Holder............................................................ S-20
1983 Indenture............................................................. S-11
NYSE....................................................................... S-5
Participant................................................................ S-15
Pricing Date............................................................... S-4
Principal Amount........................................................... S-4
Projected Supplemental Redemption Amount................................... S-21
SEC........................................................................ S-2
Starting Index Value....................................................... S-5
Successor Index............................................................ S-14
Supplemental Redemption Amount............................................. S-4
Tax Distribution........................................................... S-6
Underwriter................................................................ S-25
Unit....................................................................... S-4
U.S. Holder................................................................ S-20
Withholding Agent.......................................................... S-23

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                    [LOGO]

                                2,500,000 UNITS

                           MERRILL LYNCH & CO., INC.

                      MERRILL LYNCH EUROFUND MARKET INDEX
                           TARGET-TERM SM SECURITIES
                              DUE FEBRUARY  , 2006
                             "MITTS(R) SECURITIES"

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                              MERRILL LYNCH & CO.

                                 AUGUST  , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Who Should Consider MITTS Securities?

Since the MITTS Securities offered hereby are tied to the results of the EuroFund Index, they may be appropriate for investors with specific investment horizons who seek to participate in the potential appreciation of European stocks as represented by the EuroFund Index, and who want principal protected at maturity.

In Particular, MITTS Securities May Be Appropriate for Investors Who:

 . Are seeking Protected Growth SM investments.

 . Want to participate in the appreciation potential offered by equity mutual funds but are concerned about limiting principal risk.

 . Are not seeking current income. Any supplemental payment will be payable only at maturity. Such payment will be made in delivery of Class D shares of the EuroFund.

 . Seek to add an equity fund-linked investment to balance out a portfolio otherwise dominated by fixed income investments.

 . Are willing to forego current interest rates in order to seek higher potential longer term results.


The MITTS Securities offering is made by the attached Prospectus and Prospectus Supplement only, which provide a description of the issuer and the securities, including details on risks associated with an investment in MITTS Securities.


Delivery of this brochure without an attached Prospectus and Prospectus Supplement which provides a description of the MITTS Securities and the issuer, including details on the risks associated with an investment in MITTS Securities, is not authorized.

[LOGO] Merrill Lynch

MITTS is a registered service mark and Market Index Target-Term Securities and Protected Growth are service marks owned by Merrill Lynch & Co., Inc.

(C) Merrill Lynch & Co., 1998